Exhibit 4.9

AMENDMENT NO. 1

TO

TRUST AGREEMENT

OF

J.P. MORGAN CHASE CAPITAL XIII

This Amendment No. 1 to the Trust Agreement of J.P. Morgan Chase Capital XIII (the “Trust”), dated as of August 31, 2004 (this “Amendment”), is entered into among JPMorgan Chase & Co. (formerly named J.P. Morgan Chase & Co.), as depositor, The Bank of New York (Delaware), as trustee, Dina Dublon, as trustee, John C. Wilmot, as resigning trustee, and David Edelson, as successor trustee (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Trust was formed under the Delaware Statutory Trust Act (6 Del. C. § 3801 et seq.,) by the filing of a Certificate of Trust with the Secretary of State of the State of Delaware on August 27, 2001, and the entering into of the Trust Agreement of the Trust on August 24, 2001 (the “Trust Agreement”); and

WHEREAS, the Parties now wish to amend the Trust Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

I. Amendments.

(A)    All references in the Trust Agreement to the term “business trust” shall be replaced by the term “statutory trust.”

(B)    The name of the Trust is hereby changed to “JPMorgan Chase Capital XIII”, and all references in the Trust Agreement to “J.P. Morgan Chase Capital XIII” shall be replaced by “JPMorgan Chase Capital XIII”.

(C)    John C. Wilmot is hereby removed as an administrative trustee of the Trust, and David Edelson is hereby appointed as an administrative trustee of the Trust. David Edelson hereby accepts such appointment and agrees to be an administrative trustee of the Trust pursuant to the Trust Agreement and to be bound by all the terms and provisions of the Trust Agreement.

(D)    All references in the Trust Agreement to the term “Trustees” are deemed to include a reference to David Edelson as a trustee of the Trust, and to no longer include a reference to John C. Wilmot.

(E)    All references in the Trust Agreement to the term “Administrative Trustees” are deemed to include a reference to David Edelson, as an administrative trustee of the Trust, and to no longer include a reference to John C. Wilmot.

II.	Miscellaneous.

(A)    Binding Effect.    Notwithstanding any other provision of the Trust Agreement, each of the Parties agrees that this Amendment constitutes a legal, valid and binding agreement of such Party, and is enforceable against such Party, in accordance with its terms.

(B)    Execution in Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original of this Amendment and all of which together shall constitute one and the same instrument.

(C)    Agreement in Effect.    Except as hereby amended, the Trust Agreement shall remain in full force and effect.

(D)    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

(E)    Severability of Provisions.    Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment which are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first written above.

JPMORGAN CHASE & CO

By:
Name: Title:

THE BANK OF NEW YORK (DELAWARE)

By:	/S/ KRISTINE K. GULLO
Name: Kristine K. Gullo Title: Assistant Vice President

DINA DUBLON

By:	/S/ DINA DUBLON

JOHN C. WILMOT

By:	/S/ JOHN C. WILMOT

DAVID EDELSON

By:	/S/ DAVID EDELSON